Exhibit EX-99.h.2.

SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made as of March 12, 2008, and effective June 23, 2008 (the “Effective Date”) between Citi Fund Services Ohio, Inc., formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and Aberdeen Funds (the “Company”) a Delaware statutory trust, having a place of business at 5 Tower Bridge, 300 Barr Harbor Drive Suite 300, West Conshohocken, Pennsylvania 19428.

WHEREAS, the Company desires that Citi perform fund accounting and transfer agency services for the investment portfolios of the Company listed on Schedule A to this Agreement, as well as such additional investment portfolios as hereafter may be established by the Company from time to time (collectively, the “Funds”);

WHEREAS, Citi is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and Citi intending to be legally bound hereby agree as follows:

1.	Retention of Citi.

The Company hereby retains Citi to act as fund accountant and transfer agent of the Company and the Funds, and to furnish the Company and the Funds with fund accounting and transfer agency services as set forth in Sections 2(a) through (b) below. Citi will perform the services upon the terms set forth in this Agreement and the Schedules to this Agreement.

Citi shall, for all purposes herein, be deemed to be an independent contractor and, except as otherwise expressly provided or authorized, shall have no authority to act for or represent the Company or Funds in any way, and shall not be deemed an agent of the Company or any Funds.

2.	Services.

(a)	Fund Accounting Services. Citi shall perform for the Company the fund accounting services set forth in Schedule B to this Agreement. Citi shall also perform such special accounting services, and furnish such reports, for the Company and the Funds to the extent agreed upon by the parties from time to time, for which the Company will pay Citi the amounts agreed upon between them.

(b)	Transfer Agency Services. Citi shall perform for the Company the transfer agency services set forth in Schedule C to this Agreement. Citi also agrees to perform for the Company such special transfer agency services, and furnish such reports, for the Company and the Funds to the extent agreed upon by the parties from time to time, for which the Company will pay Citi the amounts agreed upon between them.

Citi shall perform such other services for the Company or the Funds that are mutually agreed upon by the parties from time to time, for which the Company will pay Citi the amounts agreed upon between them, from time to time. Except as explicitly set forth herein, Citi shall only perform additional services as are set forth in an amendment to this Agreement, in consideration of such fees as the parties agree. Citi agrees to perform the services described herein in accordance with the service standards set forth in Schedule E attached hereto.

Citi may use one or more third parties to perform some or all of its obligations under this Agreement. Citi shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

3.	Allocation of Charges and Expenses.

Citi shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Citi shall pay all compensation, if any, of officers and trustees of the Company who are affiliated persons of Citi or any affiliated entity of Citi; provided, however, that unless otherwise specifically provided, Citi shall not be obligated to pay the compensation of any employee or agent of the Company (who is not a Citi employee) retained by the Board of Trustees of the Company (the “Board”) to perform services on behalf of the Company.

The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for Company legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders of record of the Funds (“Shareholders”), all expenses incurred in connection with issuing and redeeming shares of beneficial interest in the Funds (“Shares”), the cost of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of trustees who are not affiliated persons of Citi or any affiliate of Citi (fees for other “interested trustees” may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

4.	Fees and Expenses.

(a)	The Company shall pay Citi for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in, Schedule D to this Agreement. Fees for any additional services to be provided by Citi pursuant to an amendment to any of Schedules B or C shall be subject to mutual agreement at the time such amendment is proposed.

(b)	In addition to paying Citi the fees set forth in Schedule D, the Company agrees to reimburse Citi for all of its actual out-of-pocket expenses reasonably incurred in providing services hereunder, including without limitation:

(i)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Company or the Company’s investment adviser or custodian, broker-dealers, shareholders or others as required for Citi to perform the services to be provided hereunder;

(ii)	The cost of electronic storage of Company records and other materials;

(iii)	All freight and other delivery and bonding charges incurred in delivering materials to and from the Company, its investment advisers and custodian;

(iv)	All printing, production (including graphics support, copying, and binding) and distribution expenses incurred in relation to Board meeting materials, tax forms, statements of average cost, daily confirmations, periodic statements, new account letters and maintenance letters;

(v)	Check and payment processing fees;

(vi)	IRA custody and other related fees;

(vii)	NSCC and related costs;

(viii)	Sales taxes;

(ix)	Costs of shareholder correspondence;

(x)	Costs of tax data services;

(xi)	Costs of rating agency services; and

(xii)	Any expenses reasonably incurred at the written direction of an officer of the Company; provided however, that such officer is not an officer or employee of Citi or its affiliates.

(c)	In addition, Citi shall be entitled to receive the following miscellaneous fees and charges:

(i)	Ad hoc reporting fees billed, when mutually agreed upon, according to applicable rate schedules;

(ii)	Fees for pricing information used in connection with pricing the securities and other investments of each Fund, provided that the Fund shall not be charged an amount greater than the amount the Fund would be charged if it obtained the information directly from the relevant vendor or vendors, including costs incurred by Citi to Fair Value Information Vendors (as defined in Schedule B) with respect to the provision of fair value pricing information to Citi for use in valuing the portfolio holdings of a specific Fund or Funds that the Company designates as being subject to fair value determinations and for which services are to be provided by Citi hereunder (such costs shall be incurred at the discounted group rate made available to Citi clients, if applicable);

(iii)	A fee for managing and overseeing the report, print and mail functions performed by Citi using third-party vendors, not to exceed $.04 per page for Board meeting materials, tax forms and statements of average cost, and $.03 per page for daily confirmations, periodic statements, new account letters and maintenance letters; fees for programming in connection with creating or changing the forms of statements, billed at a mutually agreed upon rate; and costs for postage, couriers, stock computer paper, computer disks, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(iv)	Fees and expenses associated with providing the “AML Services,” as defined in Section 23 of this Agreement, and as set forth in further detail on Schedule D;

(v)	System development fees, billed at a mutually agreed upon rate as approved by the Company, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

(vi)	Fees for development of any custom interfaces, billed at a mutually agreed upon rate;

(vii)	Interactive Voice Response System fees, charged according to Citi’s standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected; and

(viii)	In the event that Citi is requested or authorized by the Company or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process to produce documents or personnel with respect to services provided by Citi to the Company or any Fund, the Company will, so long as Citi is not the subject of the investigation or proceeding in which the information is sought, pay Citi for its professional time (at its standard billing rates currently $150 per hour) and reimburse Citi for its out-of-pocket expenses (including reasonable attorneys fees) reasonably incurred in responding to such requests or requirements.

(ix)	Blue sky check processing and payment fees.

All rights of compensation under this Agreement for services performed and for expense reimbursement and for payment of miscellaneous fees and charges shall survive the termination of this Agreement.

(d)	Citi shall use reasonable efforts to notify the Company of changes in material, substantial vendors and subcontractors that directly impact the Funds’ Rule 38a-1 compliance procedures; provided, however, that Citi shall have no obligation to notify the Company of any changes that would not result in a change to the Funds’ control procedures.

5.	Effective Date.

This Agreement shall become effective as of the Effective Date.

6.	Term; Liquidated Damages.

(a) This Agreement shall continue in effect for an initial term of three years from the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 90 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined below, upon the provision of 30 days advance written notice by the party alleging cause. After the Initial Term, this Agreement may be terminated (i) by either party at any time for any reason or no reason at all without penalty upon the provision of a minimum of six (6) months’ prior written notice to the other party; (ii) by mutual agreement of the parties; or (iii) for “cause,” as defined below, upon the provision of 30 days advance written notice by the party alleging cause.

(b) For purposes of this Section 6, “cause” shall mean (a) a material breach of this Agreement that has not been remedied within 30 days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(c) Notwithstanding the foregoing termination provisions, following any such termination, in the event that Citi in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit to this Agreement) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Company shall pay to Citi, in addition to the fees and expenses provided in Sections 3 and 4 of this Agreement, the amount of all of Citi’s reasonable cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Company, its investment adviser and/or other parties of the Company’s property, records, instruments and documents, such amount to be paid on or before the date of such termination.

(d) If, for any reason other than (i) non-renewal, (ii) termination by the Administrator upon the provision of six (6) month’s prior written notice, after the Initial Term, (iii) mutual agreement of the parties or (iv) “cause”, the Company terminates this Agreement, or the Company terminates Citi’s services, or Citi is replaced as service provider to the Company or some or all of the Funds, then the Company shall make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 6 months, if the Company is terminating based on establishing, in good-faith, dissatisfaction with the quality of the provision of Services, or 12 months, if the Company is terminating for any other reason, and assuming, in all instances, for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.

(e) In the event that the Company or any Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement during the Initial Term, or after the Initial Term, if the Company fails to provide a minimum of six (6) months’ advance written notice, the liquidated damages provision set forth above shall be applicable.

(f) If one of the events described above is partial (e.g., a termination of Citi as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Company shall be appropriately adjusted on a pro rata basis.

(g) Any liquidated damages amount payable to Citi shall be paid by the Company on or before the date of the event that triggers the payment obligation.

(h) The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.

7.	Standard of Care; Force Majeure; Limitation of Liability.

(a) Citi shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Citi shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against Citi under this Agreement.

(b) Notwithstanding any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond Citi’s control (except to the extent such damage, loss of data, delay or other loss is attributable to Citi’s negligence). Events beyond Citi’s control include, without limitation, force majeure events, such as natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

(c) Citi shall provide the Company, at such times as the Company may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of Citi relating to the services provided by Citi under this Agreement.

(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL CITI, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT

OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, AND LOST OR DAMAGED DATA, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	Legal Advice.

Citi may notify the Company if Citi reasonably determines that it is in need of the advice of counsel to the Company with regard to Citi’s responsibilities and duties pursuant to this Agreement. If the advice Citi seeks relates to its responsibilities and duties to more than one of its clients, Citi shall be responsible for seeking advice of its counsel or other counsel and shall be liable for payment of such counsel. Citi may rely upon the advice of counsel to the Company; however, this Agreement shall not obligate counsel to the Company to render such advice. After so notifying the Company, if Citi does not obtain the advice of counsel to the Company within a reasonable period of time, Citi shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Company unless relating to a matter involving Citi’s willful misfeasance, bad faith, negligence or reckless disregard of Citi’s responsibilities and duties hereunder. Citi shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.

9.	Instructions / Certain Procedures, etc.

(a) Citi shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Citi will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of actual notice thereof from the Company.

(b) Subject to Section 23(b) of this Agreement, whenever Citi is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, Citi shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by Citi to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Board or by the shareholder or shareholder’s agent, as the case may be.

(c) As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Company, to the extent that such services are described therein unless Citi receives written instructions to the contrary in a timely manner from the Company.

(d) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may reasonably assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of Citi or its affiliates) does not conflict with or violate any requirements of the Company’s Declaration of Trust, By-Laws or then-current Prospectus.

(e) The Company acknowledges receipt of a copy of Citi’s policy related to the acceptance of trades for prior day processing (the “Citi As-of Trading Policy”). Citi may amend the Citi As-of Trading Policy from time to time in its sole discretion, but will provide prompt notice to the Company of such amendment. Citi may apply the Citi As-of Trading Policy whenever applicable, unless Citi agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to Citi by the Company.

(f) The Company acknowledges and agrees that deviations from Citi’s written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company (other than an officer or employee of Citi or its affiliates) requests that an exception be made from any written compliance or transfer agency procedures adopted by Citi, or any requirements of the AML Program (as defined in Section 16 of this Agreement), Citi may in its sole discretion determine whether to permit such exception. In the event Citi determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an officer or employee of Citi or its affiliates) and delivered to Citi (an “Exception”); provided that an Exception concerning the requirements of the Company’s AML Program shall also be authorized by the Company’s AML Compliance Officer (as defined in Section 16 of this Agreement). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until Citi receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as Citi acts in good faith, Citi shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify Citi and hold Citi harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to Citi therefrom.

(g) The Company instructs and authorizes Citi to provide information pertaining to the Funds’ investments to Fair Value Information Vendors (as defined in Schedule B) in connection with the fair value determinations made under the Company’s Valuation Procedures (as defined in Schedule B) and other legitimate purposes related to the services to be provided hereunder. The Company acknowledges that while Citi’s services related to fair value pricing are intended to assist the Company and its Board in its obligations to price and monitor pricing of Fund investments, Citi does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

10.	Indemnification.

(a) The Company shall indemnify and hold harmless Citi, and its affiliates, subsidiaries and parents, and their employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses (collectively, “Losses”) resulting directly and proximately from Citi’s performance of services under this Agreement or based, if applicable, upon Citi’s reasonable reliance on information, records, instructions or requests pertaining to services hereunder, that are given or made to Citi by the Company, the investment adviser, or other authorized agents of the Company; provided that this indemnification shall not apply to actions or omissions of Citi involving bad faith, willful misfeasance, negligence or reckless disregard by Citi of its obligations and duties under this Agreement.

(b) Citi shall indemnify, defend, and hold the Company and its affiliates, subsidiaries and parents, and its trustees, officers, agents and nominees harmless from and against Losses resulting directly and proximately from Citi’s willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Company involving bad faith, willful misfeasance, negligence or reckless disregard by the Company of its obligations and duties.

(c) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

(d) The indemnifying party shall be entitled to participate in at its own expense or, if it so elects, to assume the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party (which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party and reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

(e) The provisions of this Section 10 are subject to the provisions of Section 9 of this Agreement.

11.	Record Retention and Confidentiality.

Citi shall keep and maintain on behalf of the Company all books and records which are customary or which are required to be kept in connection with Citi’s services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”). Citi further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company at reasonable times or by the Securities and Exchange Commission (the “Commission”) promptly.

Citi shall otherwise keep confidential all books and records relating to the Fund and its shareholders, except when (i) disclosure is required by law, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to divulge such information by duly-constituted authorities or court process, (iv) Citi is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest and a legal right to such information at such time consistent with the Company’s Declaration of Trust, Prospectus and applicable law, or (v) as requested or authorized by the Company (including pursuant to its policies and procedures). Citi shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 11 are subject to the provisions of Section 23(b) of this Agreement (Anti-Money Laundering Provisions).

12.	Reports.

Citi shall furnish to the Company and to its properly-authorized auditors, investment advisers, examiners, distributors, broker-dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed pursuant to this Agreement (or schedules to this Agreement), or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement (or schedules to this Agreement). The Company agrees to examine each such report or copy provided to it promptly and will report or cause to be reported to Citi any errors or discrepancies therein.

13.	Rights of Ownership.

All computer programs, systems and procedures employed or developed by Citi, or on behalf of Citi by system providers or vendors used by Citi, to perform services required to be provided by Citi under this Agreement are the property of Citi. All records and other data maintained hereunder, excepting such computer programs, systems and procedures, are the exclusive property of the Company. All such records and other data which is the property of the Company shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

14.	Return of Records.

Citi shall promptly upon the Company’s demand, turn over to the Company and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement. Citi may maintain copies of any such files, records or documents that are needed by Citi in the performance of its services or for its legal protection. If the Company has not requested that its files, records and documents created and maintained by Citi pursuant to this Agreement be turned over to the Company, such files, documents and records shall be retained by Citi, at the expense of the Company, for six (6) years from the date of creation. At the end of such six-year period, such records and documents shall be turned over to the Company at the Company’s expense unless the Company authorizes in writing the destruction of such records and documents.

15.	Bank Accounts.

Citi is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are acceptable to the Company, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Company shall be deemed to be the customer of such bank or banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require Citi to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for Citi to effect such disbursements.

16.	Representations and Warranties of the Company.

The Company represents and warrants to Citi that:

(a)	It is a trust duly formed and validly existing under the laws of the jurisdiction of its formation, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)	It is in compliance in all material respects with all laws and regulations applicable to its business and operations;

(d)	This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

(e)	By virtue of the Company’s Declaration of Trust, shares of each Fund which are redeemed by the Company may be resold by the Company;

(f)	(i) The Company has adopted a written anti-money laundering program, which has been provided to Citi pursuant to Section 19 of this Agreement (the “AML Program”), and has appointed an officer of the Company as the Company’s anti-money laundering compliance officer (“AML Compliance Officer”), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to Citi, as provided in Section 23 of this Agreement, has been approved by the Board, and (iv) the Company will submit any material amendments to the AML Program to Citi for Citi’s review and consent prior to adoption, in accordance with Section 21 of this Agreement; and

(g)	The Company has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network (“FinCEN”) release FIN-2006-G013, dated October 4, 2006, with Funds’ investment adviser, and the Company hereby authorizes Citi, acting in its capacity as transfer agent, to provide the investment adviser with information related to shareholder Suspicious Activity Reports, upon request.

17.	Representations and Warranties of Citi.

Citi represents and warrants to the Company that:

(a)	It is a corporation duly incorporated and validly existing under the laws of the state of Ohio, and has full capacity and authority to enter into this Agreement and to carry out its obligations hereunder;

(b)	It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

(c)	It is, and shall continue to be, in compliance in all material respects with all provisions of law applicable to it in connection with its services hereunder, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(d)	The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and Citi’s equipment, facilities, and other property used in the performance of its obligations hereunder are reasonable and adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

(e)	This Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (REGARDLESS OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY CITI ARE COMPLETELY DISCLAIMED.

18.	Insurance.

Citi shall either (a) maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage or (b) provide itself appropriate self-insurance, in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, Citi shall provide evidence that coverage is in place. Citi shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. Citi shall notify the Company promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company promptly should the total outstanding claims made by Citi under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

Citi shall have the option, either alone or in conjunction with Citigroup, Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citi elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

19.	Information to be Furnished by the Company and Funds.

The Company agrees to furnish to Citi the following, upon Citi’s request, each as amended and current as of the Effective Date:

(a)	A copy of its organizational document and any amendments thereto;

(b)	A copy of the Company’s By-laws and any amendments thereto;

(c)	A copy of the resolutions of the Board regarding (i) approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Citi hereunder; and (ii) authorization of Citi to act as fund accountant and transfer agent for the Company;

(d)	A certified list of all officers of the Company, with the Company’s AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or its investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct Citi in all matters;

(e)	Copies of each of the following documents employed by the Company:

(i)	Prospectuses and Statement of Additional Information;

(ii)	Distribution Agreement; and

(iii) All other forms commonly used by the Company or its distributor with regard to their relationships and transactions with shareholders of the Funds.

(f)	A certificate as to shares of the Company authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Company for all shares outstanding;

(g)	Contact information for the Company’s financing agent, if share-class financing is applicable;

(h)	A copy of the Company’s written AML Program, including any related policies and procedures; and

(i)	The Company’s Valuation Procedures as defined in Schedule B.

20.	Information Furnished by Citi.

Citi agrees to furnish to the Company, upon its request, evidence of the following:

(a)	Approval of this Agreement by Citi, and authorization of a specified officer of Citi to execute and deliver this Agreement;

(b)	Authorization of Citi to act as Transfer Agent and Fund Accountant for the Company;

(c)	The current Citi As-of Trading Policy; and

(d)	The current version of Citi written polices and procedures with respect to its provision on AML Services (as defined in Section 23 below).

Upon request, Citi shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds (“Citi Policies”), and any material amendments thereto, to the Company.

21.	Amendments to Documents.

The Company will provide Citi with advance notice of any material amendments to the items set forth in Section 19 of this Agreement. Citi will not be responsible for changing or conforming its services to any such amendments until Citi has reviewed and accepted responsibility for the relevant changes in services. Citi will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Company would require Citi to make specific changes to its service model, Citi will use reasonable good faith efforts to inform the Company of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service.

22.	Reliance on Amendments.

Citi may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 19 and 21 of this Agreement and the indemnification provisions of Section 10 hereof are applicable to Citi’s reasonable reliance upon such amendments and/or changes. Although Citi is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 of this Agreement, in the event the same relate to services provided by Citi hereunder, Citi shall have no liability for failure to comply with or take any action in conformity with such amendments or changes except as provided in Section 21 of this Agreement or as otherwise agreed upon in writing.

23.	Compliance with Laws.

(a) Prospectus and Public Offering. Except for information which is the obligation of Citi as set forth in Section 11 of this Agreement, and except as provided in the services listed in the schedules to this Agreement which call for information to be provided by Citi for inclusion in the Prospectus, the Company assumes full responsibility for the preparation, contents, and distribution of each Prospectus of the Company in compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. Subject to its obligations herein with respect to “blue sky” filings, Citi shall have no obligation to take cognizance hereunder of laws relating to the sale of the Funds’ shares. The Company represents and warrants that all shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

(b) Anti-Money Laundering Provisions. The Company acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to Citi, as provided in the next paragraph below.

The Company hereby delegates to Citi the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule C (the “AML Services”) with respect to the shareholder accounts maintained by Citi pursuant to this Agreement, and Citi agrees to the foregoing delegation and agrees to perform such services in accordance with the Company’s AML Program for the fee set forth on Schedule D to this Agreement. In connection therewith, Citi agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company’s AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws. Citi’s obligations under this delegation shall be subject to Sections 19 and 21 of this Agreement, which require that the AML Program and any material amendments thereto be submitted to Citi for its review and consent prior to adoption.

The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

In connection with the foregoing delegation, the Company also acknowledges that the performance of the AML Services involves the exercise of discretion which in certain circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, Citi is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs Citi that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

As concerns Networked Level III accounts and omnibus accounts, the AML Services performed by Citi are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds issued on May 9, 2003 and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003

24.	Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 24:

If to the Company:

Aberdeen Funds

5 Tower Bridge

300 Barr Harbor Drive, Suite 300

West Conshohocken, PA 19428

Attn: Fund Administration

with a copy to:

Aberdeen Asset Management Inc.

1735 Market Street, 37th Floor

Philadelphia, PA 19103

Attn: Legal

If to Citi:

Citi Fund Services Ohio, Inc.

3435 Stelzer Road

Columbus, OH 43219

Attn: President

25.	Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties without the prior written consent of the other party; provided, however, that either party may assign this Agreement to an affiliate of such party without the need for such consent. This Section 25 shall not limit or in any way affect Citi’s right to use a third party to perform obligations pursuant to Section 2 of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

26.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s conflicts of laws principles, and the applicable provisions of the Investment Company Act of 1940 (the “1940 Act”). To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

27.	Activities of Citi.

The services of Citi rendered to the Company hereunder are not to be deemed to be exclusive. Citi is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and Shareholders of the Company and/or Fund are or may be or become interested in Citi, as officers, employees or otherwise and that partners, officers and employees of Citi and its counsel are or may be or become similarly interested in the Company and/or Fund, and that Citi may be or become interested in the Company and/or Fund as a shareholder or otherwise.

28.	Privacy.

Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Citi, or collected or retained by Citi in the course of performing its duties as transfer agent, shall be considered confidential information. Citi shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Citi involved in servicing the Company except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to Citi that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide Citi with a copy of that statement annually.

29.	Miscellaneous.

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties.

(e)	If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(f)	This Agreement is executed by the Company on behalf of each of the Funds, and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Company individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Company under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

(g)	In order to assist Company with the requirements of Rule 38a-1 under the 1940 Act, Citi shall provide to the Company’s Chief Compliance Officer: (i) reasonable direct access to Citi’s relevant compliance personnel, upon advance request; and (ii) upon request, certifications that Citi’s compliance procedures are reasonably designed to prevent violations of Federal securities laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the date first above written.

ABERDEEN FUNDS

By:	/s/ Vincent J. Esposito
Name:	Vincent J. Esposito
Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President

SCHEDULE A

TO THE SERVICES AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN FUNDS

FUNDS

Aberdeen Global Financial Services Fund

Aberdeen Health Sciences Fund

Aberdeen Natural Resources Fund

Aberdeen Technology and Communications Fund

Aberdeen Hedged Core Equity Fund

Aberdeen Market Neutral Fund

Aberdeen Select Mid Cap Growth Fund

Aberdeen Select Equity Fund

Aberdeen Small Cap Opportunities Fund

Aberdeen Small Cap Fund

Aberdeen Small Cap Growth Fund

Aberdeen Select Small Cap Fund

Aberdeen Small Cap Value Fund

Aberdeen Tax-Free Income Fund

Aberdeen Select Growth Fund

Aberdeen Equity Long-Short Fund

Aberdeen China Opportunities Fund

Aberdeen Developing Markets Fund

Aberdeen Global Utilities Fund

Aberdeen International Equity Fund

Aberdeen Select Worldwide Fund

Aberdeen Optimal Allocations Fund: Growth

Aberdeen Optimal Allocations Fund: Moderate Growth

Aberdeen Optimal Allocations Fund: Moderate

Aberdeen Optimal Allocations Fund: Specialty

Aberdeen Optimal Allocations Fund: Defensive

SCHEDULE B

TO THE SERVICES AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN FUNDS

FUND ACCOUNTING SERVICES

(a)	Citi will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the “Rule”) under the 1940 Act:

1.	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

2.	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

3.	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

4.	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b)	In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services for each Fund:

1.	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

2.

Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Company (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Company (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board;

3.	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Company to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

4.	Verify and reconcile with the Funds’ custodian all daily trade activity (with Citi to endeavor to transmit the daily cash recon report by 3 pm);

5.	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7- day effective yields, 30-day yields, and weighted average portfolio maturity; (and other yields or standard or non-standard performance information as mutually agreed);

6.	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and as agreed, in certain cases, to newspapers;

7.	If applicable, report to the Company the periodic market pricing of securities in any money market funds, with the comparison to the amortized cost basis;

8.	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value funds;

9.	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, if requested by the Company;

10.	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser, on variable interest rate instruments;

11.	Post Fund transactions to appropriate categories;

12.	Accrue expenses of each Fund according to instructions received from the Company’s Administrator, and submit changes to accruals and expense items to authorized officers of the Company (who are not Citi employees) for review and approval;

13.	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

14.	Provide accounting reports in connection with and coordinate with independent auditors concerning the Company’s regular annual audit, and other audits and examinations by regulatory agencies;

15.	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule;

16.	Provide a representative (in a non-voting capacity) for the Company’s Pricing Committee, if any; and

17.	Assist the Company in identifying instances where market prices are not readily available, or are unreliable, within parameters set forth in the Company’s Valuation Procedures.

(c)	Citi shall also perform the following additional accounting services for each Fund:

1.	Provide monthly a hard copy and electronic copy of the unaudited financial statements described below, upon request of the Company. The unaudited financial statements will include the following items:

A.	Unaudited Statement of Assets and Liabilities,

B.	Unaudited Statement of Operations,

C.	Unaudited Statement of Changes in Net Assets, and

D.	Unaudited Condensed Financial Information

2.	Provide accounting information for the following (in compliance with Reg. S-X as applicable):

A.	federal and state income tax returns and federal excise tax returns;

B.	the Company’s semi-annual reports with the SEC on Form N-SAR and Form N-CSR;

C.	the Company’s schedules of investments for filing with the SEC on Form N-Q;

D.	the Company’s annual and semi-annual shareholder reports and quarterly Board meetings;

E.	registration statements on Form N-1A and other filings relating to the registration of shares;

F.	Citi’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended;

G.	annual audit by the Company’s auditors; and

H.	examinations performed by the SEC.

3.	Calculate turnover and expense ratio.

4.	Prepare schedule of Capital Gains and Losses.

5.	Provide daily cash report.

6.	Maintain and report security positions and transactions in accounting system.

7.	Prepare Broker Commission Report.

8.	Monitor expense limitations.

9.	Maintain list of failed trades.

10.	Provide unrealized gain/loss report.

SCHEDULE C

TO THE SERVICES AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN FUNDS

Transfer Agency Services

1.	Shareholder Transactions

(a)	Process shareholder purchase and redemption orders.

(b)	Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

(c)	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

(d)	Issue periodic statements for shareholders.

(e)	Process transfers and exchanges.

(f)	Process dividend payments, including the purchase of new shares, through dividend reimbursement.

(g)	Where applicable, process redemption fee as stated in the Fund Prospectus.

2.	Shareholder Information Services

(a)	Produce detailed history of transactions through duplicate or special order statements upon request.

(b)	Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders, upon request.

3.	Compliance Reporting

(a)	Provide reports to the Securities and Exchange Commission, the Financial Industry Regulatory Authority and the states in which the Fund is registered.

(b)	Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

(c)	Issue tax withholding reports to the Internal Revenue Service.

4.	Dealer/Load Processing (if applicable)

(a)	Where appropriate information is provided, process purchases made under the rights of accumulation or a Letter of Intent privileges at the appropriate breakpoint.

(b)	Calculate fees due under 12b-1 plans for distribution and marketing expenses.

(c)	Provide for payment of commission on direct shareholder purchases in a load fund.

5.	Shareholder Account Maintenance

(a)	Maintain all shareholder records for each account in the Company.

(b)	Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

(c)	Record shareholder account information changes.

(d)	Maintain account documentation files for each shareholder.

6.	Anti-Money Laundering Services

(a)	Where appropriate and information is available, verify shareholder identity upon opening new accounts.

(b)	Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with the Company’s AML Program.

(c)	Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company’s AML Program.

(d)	Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

(e)	Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company’s AML Program, and make the same available for inspection by (i) the Company’s AML Compliance Officer, (ii) any auditor of the Company’s AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company’s AML Compliance Officer.

7.	Blue Sky Services

Prepare such reports, applications and documents (including reports regarding the sale and redemption of shares in the Company as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares in the Company (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares. State securities (“Blue Sky”) exemption services are made available at an additional standard fee which is earned by Citi based on exemptions obtained by the Company, including an annual minimum.

8.	Profile II Services

Citi will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) as required by the NSCC as of the date of this Amendment.

In the event that, during the term of this Agreement, the NSCC modifies its requirements with respect to the type of data that is required to populate Profile II, then Citi agrees to be responsible to populate Profile II with such modified types of data, provided that doing so will not increase the burden (including, without limitation, cost or risk) to Citi, as reasonably determined by Citi, subject to Citi’s receipt of advance written notice of such modified requirements, and further subject to Citi’s timetable for the implementation of such changes, and the Company’s agreement to reimburse Citi for any costs of implementation. Citi will consider such changes in good faith and will use reasonable good faith efforts to inform the Company of the changes that would be necessary, as well as the estimated costs and estimated implementation timetable.

Citi will obtain the information from Citi’s internal records, Fund prospectuses and other Fund documents, and third parties that provide services to the Funds or to Citi. Citi will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis. Notwithstanding any provision of this Agreement to the contrary, Citi’s aggregate liability for any and all claims with respect to the Profile II services described above will be limited to the amount of actual monetary damages sustained by the Company not to exceed the amount of fees paid to Citi by the Company for the Profile II services during the 12 months immediately preceding the date on which Citi receives written notice of the first damages claim related to the Profile II services.

Transfer Agency Representation

Following each quarterly period, Citi will provide a representation to the following effect pertaining to the AML Services rendered by Citi hereunder during such quarterly period:

1.	Performance of good order review for all new and reregistered accounts;

2.	Performance of acceptance review for all monetary instruments received;

3.	Administration of signature guarantee policy in accordance with prospectus requirements;

4.	If applicable, administration of escrow hold policy in accordance with prospectus requirements;

5.	Verification of customer address changes;

6.	Verification of customer identification for all new accounts and all name changes on existing accounts;

7.	Monitoring of all purchase transactions made with cash equivalents totaling in excess of $10,000. The number of Form 8300 reports filed during the period will be reported;

8.	Monitoring of all accounts for suspicious activity. The number of Form SAR reports filed during the period will be reported;

9.	Review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control. The number of accounts frozen and otherwise reported to authorities during the period will be reported;

10.	Creation of the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

11.	Maintenance all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Company’s AML program for all Citi transfer agent services; and

12.	Performance of the required due diligence on any new correspondent accounts opened during the period.

The following will be provided in such representation if the Company falls under the related USA PATRIOT Act of 2001 provisions:

13.	Performance of the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts.

SCHEDULE D

TO THE SERVICES AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN FUNDS

FEES

The Company shall pay Citi on the first business day of each month, or as otherwise set forth below, fees for fund accounting and transfer agency services, determined at the annual rates set forth below.

Asset-Based Annual Fee

0.045% of the first $500 million in aggregate net assets of all Funds, plus

0.03% of aggregate net assets of all Funds in excess of $500 million up to $2 billion; plus

0.015% of the aggregate net assets of all Funds in excess of $2 billion.

The asset-based fees are subject to a monthly minimum fee equal to the number of Funds multiplied by $2,083.33.

Additional Class Annual Fee

An additional class fee of $2,500 per class per year, applicable to each additional class of shares over the first four classes of shares per Fund.

Transfer Agency Services

The following per-account fees, applied per year to each shareholder account (open or closed) on Citi’s transfer agency system:

Per Non-Networked Account up to 50,000 accounts	$20.00
Per Non-Networked Account in excess of 50,000 accounts	$18.00
Per Open Networked Level III Accounts	$12.00
Per Closed Accounts	$2.00

For these purposes, the following categories constitute an open account on the Citi system in any one month: open account with balance, open account with zero balance, or open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

AML Fees

Annual Fees
Program servicing:	$4,500 for the first 50,000 accounts, plus
$2,500 for accounts in excess of 50,000
(to be billed in equal monthly installments)
Early Warning annual fee:	$575.00
Early Warning per record cost:	$0.22
Early Warning searches for all accounts except Networked Level III accounts are conducted and fees applied every three weeks.
Equifax - per request cost:	$5.00

Fair Value Support Services

As compensation for Fair Value Support Services (the services set forth in subsections (b)2 and (b)3 (as they relate to fair value determinations) of Schedule B to this Agreement). Citi shall receive the following annual servicing fee for each Fund that the Company designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by Citi hereunder, as follows:

One-time Development Fee, due upon the execution of this Agreement: $10,000

Annual Fee for Fair Value Support Services to be provided by Citi:

For each Fund with less than 200 securities:	$5,000
For each Funds with at least 200 securities:	$7,500
(The Annual Fee is to be billed in equal monthly installments)

The foregoing Citi fee(s) do not include out of pocket costs. Citi will also be reimbursed by the Company for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Citi for use in valuing the portfolio holdings of a specific Fund or Funds.

Profile II Fees

$56 per CUSIP per month plus

Reimbursement of NSCC charges Depository Trust & Clearing Corporation charges and other out-of-pocket expenses reasonably incurred by Citi in performing the Profile II services set forth in this Agreement.

Annual Fee Adjustment

Commencing on the two-year anniversary of the Effective Date, Citi may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the greater of: (a) the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published, and (b) 5%.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under this Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of this Agreement, which provide, among other things, that out of pocket expenses be reasonably incurred.

SCHEDULE E

TO THE SERVICES AGREEMENT BETWEEN

CITI FUND SERVICES OHIO, INC. AND ABERDEEN FUNDS

SERVICE STANDARDS

Pursuant to Section 2 of this Agreement, Citi has agreed to perform the services described in this Agreement in accordance with the service standards set forth on the following pages of this Schedule E. The standards, deadlines and financial penalties included in this Schedule E or otherwise agreed to from time to time will remain in effect during the term of this Agreement unless subsequently modified or terminated following a review and the written consent of the parties.

The service standards are subject to all terms and conditions of this Agreement, including without limitation, Sections 7 and 9, and Citi shall not be subject to the service standards set forth herein when (i) Citi has declared a disaster and must operate pursuant to its disaster recovery and business continuity plan and/or (ii) in the case of events beyond Citi’s control including, without limitation, force majeure events. In addition, it is understood and agreed that the service standards are dependent upon timely cooperation and timely authorization by the Trust and its investment adviser. Citi shall have no liability for any failure to meet service standards that, directly or indirectly, arises from actions, delays or failures of the Company or its investment adviser or other service providers, or for other matters outside Citi’s control.

NAV calculations are measured by total number of NAVs calculated in a calendar quarter.

The required performance standard associated with a function will be measured by dividing the total number of times that item or function was correctly performed during the specified timeframe by the total number of times that item or function occurred during the specified timeframe. For purposes of the foregoing, a failure to perform a particular function properly includes only those failures for which Citi would not be excused and for which Citi would be responsible under this Agreement. With respect to transfer agency-related performance standards, calculations are based on Citi’s service team level’s performance where measurements are based on overall performance of the team servicing multiple clients, including the Company.

An inaccurate calculation of the NAV is defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.

It is anticipated that the Funds would not wish to deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If Citi has reason to believe that an NAV is or may be incorrect, it may either “withhold” the NAV from NASDAQ or “withdraw” an NAV previously submitted, and, assuming the Fund’s pricing committee or appropriate representatives can be reached, will do so in consultation and concurrence with the Funds’ pricing committee or the appropriate representative of the Funds. In such event, Citi shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.

Subject to the foregoing paragraphs, in the event Citi fails to meet a service standard for the specified period, the Company will be entitled to a fee reduction as listed in the table below. Any determination by Citi in a particular instance to agree to a financial or other penalty provided for in this Schedule E, shall be without prejudice to Citi and shall not be construed as an admission of wrongdoing or a waiver of any rights generally under this Agreement.

Standard	Penalty
Fund Accounting

1. NAV calculations - 99% accuracy or better according to ICI guidelines	$2,500 if missed for any calendar quarter

Financial Administration
1. Financial Reports not finalized by 60 days after fiscal period end	$5,000

Transfer Agency
1. Financial transactions - 98% accuracy measured monthly	$1,000 if missed for any two months in a calendar quarter
2. 85% of calls answered in 20 seconds measured monthly	$500 if missed for any two months in a calendar quarter
3. Abandoned Rate less than 2.5% measured monthly	$500 if missed for any two months in a calendar quarter
4. Confirms mailed in 3 business days	$1,000 if missed for any two months in a calendar quarter
5. Statements mailed in 5 business days	$1,000 if missed for any two months in a calendar quarter
Data Delivery	$1,000 if the combined on-time delivery of all files in a month is less than 96%.
1. Daily Account File (acct.txt) not received by noon
2. Daily Fund File (fund.txt) not received by noon
3. Daily History File (hist.txt) not received by noon
4. Daily Dealer / Branch / Rep File (dbr.txt) not received by noon
5. Daily Account Change File (accd.txt) not received by noon
6. Daily NAV Files (AFDaily) not received accurately by 12:00 a.m.
7. Daily Cash File (dailycash.csv) not received by 10:30 a.m
8. Daily Cash Late File (dailycashlate.csv) not received by 12:00 p.m.
9. i1tplus0_aberdeen.txt not received by 11:00 p.m.
10. Aberdeen1.csv not received by 9:00 p.m.
11. Aberdeenreturn.txt not received by 7:00 p.m. on the 4th business day
12. aberdeen_ssmonthly.txt not received by 7 p.m. on the 3rd business day]

13. phillytrades_aberdeen.txt not received by 11:00 p.m.
14. phillytransactions.txt not delivered by 11:00 p.m.
15. aberdeen_ssdaily.csv not received by 9:00 p.m.
16. Aberdeenweb.txt not received by 9:00 p.m.
17. Monthly Performance File (043008 Aberdeen Performance.pdf) not received accurately by 2:00 p.m. on 4th business day